Exhibit 10.2

EXECUTION VERSION

THIRD AMENDMENT

TO

AMENDED AND RESTATED FINANCING AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED FINANCING AGREEMENT (this “Amendment”), dated as of March 27, 2008, by and among CLAYMONT STEEL, INC., a Delaware corporation (“Borrower”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as LC Issuer and as Agent, and the Lenders party to the Financing Agreement (as defined below), is as follows:

Preliminary Statements

A. Borrower, Agent and the Lenders are parties to an Amended and Restated Financing Agreement dated as of February 15, 2007, as amended by the First Amendment to Amended and Restated Financing Agreement dated March 30, 2007, and a Second Amendment to Amended and Restated Financing Agreement dated as of January 23, 2008 (as so amended, the “Financing Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Financing Agreement.

B. Borrower has requested that Agent and the Lenders (i) waive a default of the Fixed Charge Coverage Ratio for the Test Period ended on December 31, 2007, (ii) amend the Fixed Charge Coverage Ratio as provided herein, and (iii) make certain other amendments to the Financing Agreement, each as more specifically set forth herein.

C. Agent and the Lenders are willing to consent to such requests and so amend the Financing Agreement, all as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the covenants, agreements, and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, the Lenders and Borrower hereby agree as follows:

1. Waiver of Default. According to financial information submitted by Borrower, Borrower is in default of the Fixed Charge Coverage Ratio for the Test Period ended December 31, 2007 (the “Current Default”), which required a minimum Fixed Charge Coverage Ratio of 1.25 to 1 opposite an actual result of 0.62 to 1 obtained for such Test Period. The Current Default constitutes an Event of Default under the Financing Agreement and the other Loan Documents unless waived by the Agent and the Required Lenders. Subject to the satisfaction of the conditions of this Amendment, the Required Lenders hereby waive the Current Default. The waiver provided in this Section 1 will not apply to any other Event of Default, whether past, present, or future, including, without limitation, any violations of the above described covenant for periods other than that specifically referenced in this Section 1. The waiver provided in this Section 1, either alone or together with other waivers which the Lenders may give from time to time, shall not, by course of dealing, implication or otherwise, obligate the Lenders to waive any Event of Default, past, present or future, other than those specifically waived by this Amendment, or reduce, restrict or in any way affect the discretion of the Lenders in considering any future waiver requested by Borrower.

2. Amendments to Financing Agreement. Subject to the satisfaction of the conditions of this Amendment:

2.1 Section 1.1 of the Financing Agreement is hereby amended to add the following new definitions, in their proper alphabetical order, respectively:

“Availability Reserve” means an amount equal to $5,000,000; provided that at such time as the Fixed Charge Coverage Ratio is greater than 1.25 to 1 for a Test Period ending on or after September 30, 2008, as evidenced by financial statements of Borrower delivered to Agent in accordance with Sections 8.5 and 8.7 and certified in accordance with Section 8.9, Availability Reserve shall mean an amount equal to $0. The Availability Reserve is in addition to, and without duplication of, any other Reserve Amounts established by Agent from time to time.

“Borrowing Base Availability” means, as measured for the applicable time period, an amount in Dollars equal to the average Borrowing Base, exclusive of any deductions for the Availability Reserve, for such time period:

less (i) the average aggregate outstanding amount of all Revolving Loans (including Overadvances) and Interim Advances for such time period and all due but unpaid interest on the Loans as of the end of such time period, and all fees, commissions, expenses and other charges posted to Borrower’s loan account with Agent as of the end of such time period; and

less (ii) the average applicable Letter of Credit Exposure for such time period.

“Third Amendment” means the Third Amendment to Amended and Restated Financing Agreement dated as of March 27, 2008 among Borrower, Agent and Lenders.

“Third Amendment Effective Date” means the date that the conditions to effectiveness of the Third Amendment are satisfied.

2.2 The following definitions in Section 1.1 of the Financing Agreement are hereby amended in their entirety by substituting the following in their stead, respectively:

““Applicable LIBOR Rate Margin”, “Applicable LOC Fee”, and “Applicable Prime Rate Margin” means, as of any date, with respect to: (i) a LIBOR Rate Revolving Loan, a Prime Rate Revolving Loan, or the Applicable LOC Fee, the applicable per annum rate shown in the applicable column in Section 3.2.5 based on the then applicable Borrowing Base Availability; (ii) a LIBOR Rate Term Loan, 2.50% per annum; and (iii) a Prime Rate Term Loan, 0.00% per annum.”

““Borrowing Base” means, as of any time, an amount in Dollars equal to the sum of:

(i) the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables of Borrower then outstanding;

plus (ii) the lesser of: (a) the applicable Inventory Advance Rate applied, with respect to the applicable categories of Eligible Inventory, to the then Eligible Inventory, and (b) 85% of the Net Orderly Liquidation Value, as of any applicable date, of the then aggregate amount of Eligible Inventory;

less (iii) the then Reserve Amount; and

less (iv) the then Availability Reserve.”

““Holding Co.” means (a) prior to the effectiveness of the Merger, Claymont Steel Holdings, Inc., a Delaware corporation, and (b) upon the effectiveness of the Merger, Evraz Claymont Steel Holdings, Inc., formerly known as Claymont Steel Holdings, Inc., a Delaware corporation as the surviving corporation of the Merger.”

2.3 Clause (vii) of the definition of “Refinancing Debt” in Section 1.1 of the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“(vii) Borrower is in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the repayment of the Indebtedness being Refinanced. To determine whether there is pro forma compliance with the Financial Covenants, Borrower will, on a pro forma basis, (a) restate the financial statements received by Agent for the Fiscal Months or Fiscal Quarters, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been incurred, and the Indebtedness had been Refinanced, at the beginning of the applicable 3-Month or 6-Month Period and Test Period and (b) calculate the Fixed Charge Coverage Ratio under Section 1 of Exhibit F taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been incurred, and the Indebtedness had been refinanced, at the beginning of the applicable 3-Month or 6-Month Period and Test Period;”

2.4 Section 3.2.5 of the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“3.2.5 Applicable LIBOR Rate Margin, Applicable Prime Rate Margin, Application LOC Fee. Each of the Applicable LIBOR Rate Margin and the Applicable Prime Rate Margin with respect to a LIBOR Rate Revolving Loan or a Prime Rate Revolving Loan, and the Applicable LOC Fee will be determined from time to time by reference to the table set forth below on the basis of the then Borrowing Base Availability as described in this Section 3.2.5.

Pricing Level	Borrowing Base Availability	Applicable LIBOR Rate Margin For LIBOR Rate Revolving Loans	Applicable Prime Rate Margin For Prime Rate Revolving Loans	Applicable LOC Fee
1	>$20,000,000	1.25%	0.00%	1.25%
2	> $15,000,000 < $20,000,000	1.50%	0.00%	1.50%
3	> $10,000,000 < $15,000,000	1.75%	0.25%	1.75%
4	<$10,000,000	2.00%	0.50%	2.00%

For purposes of determining the Applicable LIBOR Rate Margin and the Applicable Prime Rate Margin, Borrowing Base Availability will, after the Third Amendment Effective Date, be determined as of the end of each calendar quarter occurring during the term of this Agreement (the end of each calendar quarter being a “Determination Date”) based on the Borrowing Base Availability during the preceding calendar quarter (i.e., a 90-day period). The first Determination Date after the Third Amendment Effective Date is March 31, 2008 for the calendar quarter ending March 31, 2008. The Applicable LIBOR Rate Margin and the Applicable Prime Rate Margin and the Applicable LOC Fee will be subject to adjustment in accordance with the table set forth in this Section 3.2.5 based on the Borrowing Base Availability for the calendar quarter then ended so long as no Event of Default is existing as of the applicable Determination Date or as of the effective date of adjustment. The foregoing adjustment, if applicable, to the Applicable LIBOR Rate Margin and the Applicable Prime Rate Margin and the Applicable LOC Fee, will become effective for LIBOR Elections made, the unpaid principal balance of Prime Rate Revolving Loans and other Obligations outstanding (exclusive of a LIBOR Rate Term Loan or a Prime Rate Term Loan), and LOC Fees due with respect to Letters of Credit issued or renewed, on and after the first day of the first calendar month immediately following the end of each calendar quarter until the next succeeding effective date of adjustment pursuant to this Section 3.2.5. As of the Third Amendment Effective Date, (a) the Applicable LIBOR Rate Margin is 1.50% per annum; (b) the Applicable Prime Rate Margin is 0% per annum; and (c) the Applicable LOC Fee is 1.500% per annum.”

2.5 Section 8.3 of the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“8.3 Reporting Regarding Receivables and Notes Receivable. Not less frequently than monthly (and more frequently if Borrower shall so elect or weekly if Agent shall require if Borrowing Base Availability is, as of any time, less than $15,000,000 or an Event of Default occurs and is continuing): (i) a borrowing base certificate in the form of Exhibit D (a “Borrowing Base Certificate”) by no later than the 15th day after the end of each calendar month based on values as of the end of the immediately preceding calendar month (or, if more frequent reporting is in effect under this Section 8.3 as provided above, by the deadlines and based on the values then established by Agent) and (ii) reports of Borrower’s sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the Dollar value of Borrower’s Eligible Receivables, and all other information deemed necessary by Agent to determine levels of that which is and is not Eligible Receivables). By no later than the 15th day after the end of each calendar month, or sooner if available, Borrower shall deliver to Agent monthly agings, broken down by due date, of Receivables listed by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrower’s general ledger, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables in such format as is specified by Agent from time to time, together with such further information with respect thereto in such format as Agent may then reasonably require.”

2.6 Section 10.10(i)(i) of the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“(i) Additional Subordinated Debt, so long as (1) any such Additional Subordinated Debt: (A) is unsecured; (B) is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Agent and the Required Lenders; and (C) has a maturity date not less than six months after the Maturity Date and does not provide for any earlier cash payments; (2) the incurrence of any such Additional Subordinated Debt does not violate the Senior Notes Indenture; and (3) Borrower is in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Additional Subordinated Debt. To determine whether there is pro forma compliance with the Financial Covenants, Borrower will, on a pro forma basis, (x) restate the financial statements received by Agent for the Fiscal Months or Fiscal Quarters, as applicable, ended most closely before the date such Additional Subordinated Debt is proposed to be incurred as if the proposed Additional Subordinated Debt had been made at the beginning of the applicable 3-Month or 6-Month Period and Test Period and (y) calculate the Fixed Charge Coverage Ratio under Section 1 of Exhibit F taking into account such proposed Additional Subordinated Debt as if the proposed Additional Subordinated Debt had been made at the beginning of the applicable 3-Month or 6-Month Period and Test Period;”

2.7 The Borrowing Base Certificate in the form of Exhibit D attached to the Financing Agreement is hereby amended in its entirety by substituting the borrowing base certificate in the form of Exhibit D attached to this Amendment in its stead.

2.8 Section 1.1 of Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“1.1 Borrower will not permit the ratio (“Fixed Charge Coverage Ratio”) resulting from dividing Borrower’s Adjusted EBITDA (as defined below) for the applicable Test Period (as defined below) by Borrower’s Fixed Charges (as defined below) for that same Test Period to be less than (i) 0.050 to 1 as of the end of Fiscal Quarter ending March 31, 2008, (ii) 0.720 to 1 as of the end of Fiscal Quarter ending June 30, 2008, and (iii) 1.250 to 1 as of the end of any Fiscal Quarter ending on or after September 30, 2008; provided that in the event Borrower fails to comply with the Fixed Charge Coverage Ratio as of the end of any applicable Fiscal Quarter, Borrower may cure such failure (assuming no other Event of Default exists) if Borrower receives, in a lump sum, from EOSM or Holding Co., within seven (7) days after the date that the financial statements of Borrower are required to be delivered to the Agent for such applicable Fiscal Quarter in accordance with Section 8.5, either (a) Additional Subordinated Debt or (b) a capital contribution in cash (a “Capital Contribution Payment”), in an aggregate amount sufficient (if treated as being EBITDA for the applicable Test Period ending on such Fiscal Quarter) to cause compliance with the relevant Fixed Charge Coverage Ratio. For purposes of calculating the Fixed Charge Coverage Ratio with respect to any applicable Test Period, EBITDA, solely for purposes of the Fixed Charge Coverage Ratio, shall be deemed to include the amount of any such Additional Subordinated Debt or Capital Contribution Payment as if such Additional Subordinated Debt or Capital Contribution Payment were made in the Test Period for which Borrower failed to comply with this Section 1.1. Each incurrence of Additional Subordinated Debt shall comply with Section 10.10(i)(i) and each Capital Contribution Payment shall:

(i) be made in exchange for common stock of Borrower;

(ii) not require any payments or distributions to be made by Holding Co., Borrower or any guarantor of any or all of the Obligations in connection therewith; and

(iii) otherwise be on terms, and pursuant to documentation in form and substance, satisfactory to Agent in its reasonable discretion.”

2.9 The definition of “Adjusted EBITDA” in Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“Adjusted EBITDA” means, for the applicable period, the total (without duplication), in Dollars (all as determined in accordance with GAAP consistently applied) of: (a) Borrower’s EBITDA, minus (b) the aggregate cash amount of

Borrower’s Taxes (as defined below) paid during the applicable period; minus (c) the aggregate amount of Borrower’s Non-financed Capital Expenditures made for the applicable period; plus (d) any non-cash expense or minus any non-cash gain or income of Borrower for the applicable period; and plus (e) to the extent deducted in the determination of EBITDA for the applicable period, Acquisition Costs for such period. As used in this definition, “Acquisition Costs” means the extraordinary purchase price adjustments and one-time charges incurred by Borrower in Fiscal Quarter ending March 31, 2008 resulting from the Offer Completion and the Merger, as described more fully on Exhibit A to the Third Amendment, up to a maximum aggregate amount which is acceptable to Agent in the exercise of its discretion in good faith.

2.10 The definition of “Fiscal Month” in Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“(iv) “Fiscal Month” means the applicable fiscal month of a Fiscal Year, the fiscal months of Borrower being the same as the calendar months.”

2.11 The definition of “Fiscal Quarter” in Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“(v) “Fiscal Quarter” means, in respect of a date as of which the applicable Financial Covenant is being calculated, any quarter of a Fiscal Year, the first Fiscal Quarter beginning on January 1st and ending on March 31st, the second Fiscal Quarter beginning on April 1st and ending on June 30th, the third Fiscal Quarter beginning on July 1st and ending on September 30th, and the fourth Fiscal Quarter beginning on October 1st and ending on December 31st.”

2.12 The definition of “Test Period” in Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its stead:

“Test Period” means, (a) in respect of the Fiscal Quarter ending on March 31, 2008, the 3-Month Period ending as of the end of such Fiscal Quarter, and (b) in respect of each other date as of which the applicable Fixed Charge Coverage Ratio is being calculated, each 6-Month Period ending as of the end of each Fiscal Quarter ending on and after June 30, 2008.”

2.13 Exhibit F to the Financing Agreement is hereby amended by adding a new clause (xii) thereto, in its proper numerical order, as follows:

“(xii) “3-Month Period” means, in respect of a date as of which Adjusted EBITDA is being calculated under this Section 1 of this Exhibit F, the three consecutive Fiscal Months immediately preceding the date as of which Adjusted EBITDA is being calculated (i.e., a three Fiscal Month period).”

3. Conditions; Other Documents. This Amendment shall become effective only upon the satisfaction of the following conditions precedent:

3.1 This Amendment duly executed and delivered by the Borrower, the Agent and the required Lenders.

3.2 The Reaffirmation of Guarantors in the form attached after the signature pages of this Amendment, executed and delivered by Holding Co. and CitiSteel PA.

3.3 A Borrowing Base Certificate in the form of Exhibit D hereto duly completed and executed by the Borrower.

3.4 In consideration of the Agent and the Lenders entering into this Amendment, the Borrower shall have paid a fully earned and non-refundable fee of $50,000 to the Agent for the ratable benefit of the Lenders.

3.5 The delivery of such other documents, instruments, and agreements deemed necessary by Agent to effect the amendments to Borrower’s credit facilities with Agent and the Lenders contemplated by this Amendment.

4. Representations. To induce Agent and the Lenders to accept this Amendment, Borrower hereby represents and warrants to Agent and the Lenders as follows:

4.1 Borrower has full power and authority to enter into, and to perform its obligations under, this Amendment, and the execution and delivery of, and the performance of its obligations under and arising out of, this Amendment have been duly authorized by all necessary corporate action.

4.2 This Amendment constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3 Borrower’s, Holding Co.’s, and CitiSteel PA’s representations and warranties contained in the Loan Documents to which each of them is a party are complete and correct in all material respects as of the date of this Amendment with the same effect as though these representations and warranties had been made again on and as of the date of this Amendment (except where such representations and warranties speak solely as of an earlier date), subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Financing Agreement.

4.4 Other than the Current Default to be waived under Section 1 of this Amendment, no Event of Default has occurred and is continuing under the Financing Agreement as amended hereby.

5. Costs and Expenses. As a condition of this Amendment, Borrower will promptly on demand pay or reimburse Agent for the costs and expenses incurred by Agent in connection with this Amendment, including, without limitation, reasonable attorneys’ fees.

6. Release. Borrower hereby releases Agent and the Lenders from any and all liabilities, damages and claims arising from or in any way related to the Obligations or the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment. The foregoing release does not release or discharge, or operate to waive performance by, Agent or any Lender of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

7. Default. Any default by Borrower in the performance of Borrower’s obligations under this Amendment shall constitute an Event of Default under the Financing Agreement.

8. Continuing Effect of the Financing Agreement; Security. Except as expressly amended hereby, all of the provisions of the Financing Agreement are ratified and confirmed and remain in full force and effect. Borrower, Agent and the Lenders hereby expressly intend that this Amendment shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to the Loan Documents. Borrower ratifies and reaffirms any and all grants of Liens to Agent, for the benefit of the Secured Creditors (as defined in the Borrower Security Agreement), on the Loan Collateral as security for the Obligations, and Borrower acknowledges and confirms that the grants of the Liens to Agent, for the benefit of the Secured Creditors, on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of the Permitted Liens.

9. One Agreement; References; Fax Signature. The Financing Agreement, as amended by this Amendment, will be construed as one agreement. All references in any of the Loan Documents to the Financing Agreement will be deemed to be references to the Financing Agreement as amended by this Amendment. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution thereof, and if so signed, (i) may be relied on by each party as if the documents were a manually signed original and (ii) will be binding on each party for all purposes.

10. Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12. Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

13. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

{Signature Pages Follow}

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrower as of the date first written above.

BORROWER:

CLAYMONT STEEL, INC.

By:	/s/ ROBIN GANTT
Robin Gantt, Chief Financial Officer

Accepted at Cincinnati, Ohio

as of the date first written above.

AGENT:

U.S. BANK NATIONAL ASSOCIATION,
AS AGENT

By:	/s/ JEFFREY A. KESSLER
Jeffrey A. Kessler, Vice President

LC ISSUER:

U.S. BANK NATIONAL ASSOCIATION,
AS LC ISSUER

By:	/s/ JEFFREY A. KESSLER
Jeffrey A. Kessler, Vice President

SIGNATURE PAGE TO

THIRD AMENDMENT TO AMENDED AND RESTATED

FINANCING AGREEMENT

(Claymont Steel, Inc.)

LENDERS:

U.S. BANK NATIONAL ASSOCIATION,
AS A LENDER

By:	/s/ JEFFREY A. KESSLER
Jeffrey A. Kessler, Vice President

LASALLE BUSINESS CREDIT LLC

By:	/s/ DAVID OPPENHEIMER
David Oppenheimer, Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ GEORGIOS KYVERNITIS
Georgios Kyvernitis, Director

WELLS FARGO BANK NA

By:	/s/ JOHN D. ERWIN
John D. Erwin, Vice President/Relationship Team Manager

SIGNATURE PAGE TO

THIRD AMENDMENT TO AMENDED AND RESTATED

FINANCING AGREEMENT

(Claymont Steel, Inc.)